EXHIBIT 10.51

INTERIM OPERATING AGREEMENT

OF

ALLIED CORP.

a Nevada corporation

This Interim Operating Agreement (the “Agreement”) of Allied Corp., a Nevada corporation (the “Company”), is effective as of September 1, 2023 (the “Effective Date”), is entered into by and between the Company and Michael Moses (“Moses).

RECITALS

A. The Parties hereto have determined that the continued operations of the Company require transition in order to attract investment capital, continue to grow operations of the Company and to obtain significant revenues for shareholders and investors.

B. Hughes has acted as Chief Executive Officer of the Company through the date here and will continue to remain as Chief Executive Officer through to the “Trigger Date” (defined below), with Moses joining the Company initially as Chief Business Development Officer.

C. The Parties hereto desire to amend in its entirety the previous operations of the Company pursuant to this Agreement to establish their respective rights and responsibilities in relation to the Company on the terms and conditions set forth herein.

ARTICLE 1

THE PARTIES

1.1. Titles. Upon execution of this Agreement Moses shall be immediately named Chief Business Development Officer for the Company. Until a “Triggering Event” has occurred, Calum Hughes (“Hughes”) shall remain as Chief Executive Officer of the Company and upon a Triggering Event, shall become Chief Technical Officer.

1.2. Liability for Debts of the Company. Moses shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company or to the creditors of the Company.

1.3. Confidentiality. All books, records, financial statements, tax returns, budgets, data, business plans and projections of the Company, all other information concerning the business, affairs and properties of the Company and all of the terms and provisions of this Agreement (collectively, the “Confidential Information”) shall be held in confidence by the Parties and their respective affiliates, subject to any obligation to comply with (a) any applicable law including any applicable securities laws or stock exchange rules, (b) any rule or regulation of any legal authority or (c) any subpoena or other legal process to make information available to the persons entitled thereto. No Party shall (i) disclose any Confidential Information, or (ii) use or otherwise exploit any Confidential Information for any purpose other than in connection with the Company’s business without the prior written consent of the Board of Directors and Moses.

1.4. Outside Interests. Subject to the confidentiality provisions of Section 1.3. Moses may engage, invest and participate in, and otherwise enter into, other business ventures of any kind, nature and description, and neither the Company nor any other Party shall have any right in or to any such activities or the proceeds, income or profits derived therefrom.

1.5. Waiver of Certain Fiduciary Duties. To the fullest extent permitted by law, Moses shall not be required to devote his full-time business attention to the business of the Company, and shall not have any fiduciary duties to the Company or to any other Party relating to those business ventures that he is permitted to engage in pursuant to Section 1.4, above. To the extent that any Party has any liabilities or duties at law or in equity, including fiduciary duties or other standards of care, more expansive than those set forth in this Section 1.5, such liabilities and duties are hereby modified to the extent permitted under the Act to those set forth in this Section 1.5.

ARTICLE 2

MANAGEMENT

2.1. Board of Directors. Except as modified by this Agreement, the Company shall continue to be managed by Officers appointed by the Board of Directors. Moses may resign at any time upon written notice to the Company. Any such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective.

2.2. Authority of Chief Executive Officer. Until a “Triggering Event”, Hughes under the supervision of the Board of Directors shall continue to have general supervision, direction, and control of the business of the Company, and shall have the general powers and duties of management typically vested in the office of a corporation.

2.3. Limitations on Authority of Hughes. Anything in this Agreement to the contrary notwithstanding, Hughes shall not, without the written consent of Moses and the Board of Directors, engage in any of the following matters:

2.3.1 The incurrence of debt over $10,000 not in the ordinary course of business;

2.3.2 Enter into and carry out contracts of all kinds with an obligation of more than $10,000;

2.3.3 Employ employees, agents, consultants and advisors on behalf of the Company;

2.3.4 Bring and defend actions in law or at equity;

2.3.5 Buy, own, manage, sell, lease, mortgage, pledge or otherwise acquire or dispose of the Company property with a value of over $10,000.

2.3.6 The admission of additional shareholders, officers or members of the Board of Directors.

Hughes and the Board of Directors shall not, without the written consent of Moses, take or perform any action, directly or indirectly, that would subject Moses to personal liability in any jurisdiction.

2.4. Triggering Event and Objectives. The Company shall work to continue to achieve the revenue objectives of the Company through the sale of its product line including without limitation, the following two matters (together the “Triggering Event”): (i) obtain funding for the Company in the amount of $1,500,000, which aggregate sum must be raised within 60 days following the date on which the first amount is advanced (the “Finance Event”) and (ii) enter into a sales agreement(s) with a projected revenue stream for the first twelve months of a minimum of $500,000 aggregate sales (the “Contract Event”).

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2.5. Upon Achievement of Triggering Event. The Company and Moses have agreed to a Consulting Agreement (the “Consulting Agreement), in the form attached as Exhibit A, which has been approved by the Board of Directors of the Company by the Board Resolution attached hereto as Exhibit B. Hughes has executed the Consulting Agreement and delivered it to Moses. Upon achieving the Triggering Event, Moses shall have the option in his sole discretion to execute and deliver the Consulting Agreement. Pursuant to the Consulting Agreement Moses shall become Chief Executive Officer of the Company and pursuant to the Board Resolution Hughes shall become Chief Technical Officer of the Company. At any time during this Agreement, notwithstanding paragraph 2.4, Moses, by written notice to the Company, may execute and deliver the Consulting Agreement and immediately thereafter the term of the Consulting Agreement shall commence.

2.6. Compensation. Upon execution of this interim Operating Agreement,the Company shall pay Moses base compensation in the gross amount of $144,000CAD per year, subject to reviews and increases in the sole discretion of the Board ("Base Compensation"). Base compensation shall be paid as follows : commencing the 1st day of August in twelve equal monthly installments in accordance with normal Company payroll practices. Moses shall also be entitled to the following benefits during the term of this Agreement (i) Moses shall be reimbursed for business related expenses reasonably and necessarily incurred and advanced by Moses in performing his duties for the Company, subject to review by the Chairman of the Board or his designee and in accordance with Company policy as it exists from time to time; (ii) Moses may participate in all other employee benefit plans and programs as the Company may, from time to time, offer to its executive employees, subject to the same terms and conditions as such benefits are generally provided by the Company. All such benefits are subject to plan documents (where applicable) and the Company's policies and procedures. Nothing in this Section guarantees that any specific benefit will be provided or offered by the Company which has the right to add, modify, or terminate benefits at any time. Moses shall be entitled to bonus compensation as approved by the Board of Directors. Base Compensation as set forth in this paragraph shall be terminated and compensation governed by the terms of the Consulting Agreement on acceptance of the Consulting Agreement by Moses.

ARTICLE 3

 LIABILITY, EXCULPATION AND INDEMNIFICATION

3.1. Limitation of Liability. Moses (“Covered Person”), shall not have any liability under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company, in each case except to the extent required by law.

3.2. Exculpation and Indemnification. A Covered Person shall not be liable or accountable in damages or otherwise to the Company or any other Covered Person for any act or omission done or omitted by him in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement, any consulting agreement or any other agreement contemplated herein on the part of the Covered Person. The Company shall, to the fullest extent permitted by applicable law, indemnify each Covered Person against any loss, damage, judgment or claim incurred by or asserted against the Covered Person (including reasonable attorneys’ fees incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes gross negligence, willful misconduct or a breach of this Agreement, any consulting agreement or any other agreement contemplated herein on the part of the Covered Person; provided, however, that any indemnity under this Article 3.2 shall be provided out of and to the extent of Company assets only, and the Members shall not have any personal liability on account thereof. This Agreement will not create or impose any fiduciary duty to the Company or the shareholders or the Directors.

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3.3. Expenses. The Board of Directors will authorize, to the fullest extent permitted by applicable law, the advance by the Company of expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Article 3.

ARTICLE 4

 REPRESENTATIONS AND WARRANTIES

The Company, Hughes and Moses each represent and warrant the following:

4.1. Authorization; Noncontravention. (i) Such Party is duly authorized and free to enter into this Agreement and to perform its obligations hereunder; (ii) such Party’s execution hereof and performance hereunder does not and will not conflict with or violate the rights of any counterparties to any agreement; and (iii) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

4.2. Independent Review. The Company has made available to Moses all information which it considers relevant regarding its business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company.

ARTICLE 5

MISCELLANEOUS

5.1. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without giving effect to any choice of law or conflict of law provision or rule.

5.2. Amendment. This Agreement may only be amended in writing by the Company and each party.

5.3. No Waiver. No failure by any Party to insist upon the strict performance of any provision of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, agreement, term or condition.

5.4. Successors. All of the terms of this Agreement are binding upon and inure to the benefit of and are enforceable by, the Parties and their respective successors and assigns.

5.5. Notices. All notices or other communications required under this Agreement shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service requiring signed acknowledgment of delivery or electronic mail (with acknowledgment of complete transmission or receipt). If by electronic mail or personal delivery, one business day after being sent. All notices shall be addressed to the parties at the addresses set forth in the Company’s books and records.

5.6. Severability. To the extent that any provision of this Agreement may be deemed or determined to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable.

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5.7. Rules of Construction.

5.7.1 Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

5.7.2 The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any section or other part hereof. The term “include” and its forms shall be construed as if followed by the phrase “without limitation.

5.7.3 Reference to a person or entity includes its successors and permitted assigns.

5.7.4 Each party acknowledges that this Agreement was jointly negotiated and drafted by the parties with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

5.8. Counterparts. This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages. All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging (including PDF), electronic mail or facsimile, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

5.9. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

5.10. References to this Agreement. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

5.11. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. It supersedes any prior agreement or understandings among them with respect to the subject matter hereof, and it may not be modified or amended in any manner other than as set forth herein.

5.12. Assignment. No party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other parties. Any attempted assignment or delegation in violation hereof shall be void ab initio.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, THE UNDERSIGNED HAVE EXECUTED THIS AGREEMENT, EFFECTIVE AS OF THE EFFECTIVE DATE.

COMPANY:

ALLIED CORP.

By:
Name:	Calum Hughes
Title:	Chief Executive Officer

MOSES

By:
Name:	Michael Moses

Confirmed on behalf of Calum Hughes:

Calum Hughes

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